UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 16, 2015

GTx, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-50549 (Commission File Number)	62-1715807 (I.R.S. Employer Identification No.)

175 Toyota Plaza 7th Floor Memphis, Tennessee (Address of principal executive offices)	38103 (Zip Code)

Registrant’s telephone number, including area code: (901) 523-9700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 16, 2015, GTx, Inc. (the “Company”) received approval from The NASDAQ Stock Market LLC (“NASDAQ”) to transfer the listing of the Company’s common stock from The NASDAQ Global Market to The NASDAQ Capital Market. This transfer was effective at the opening of business on March 19, 2015. The NASDAQ Capital Market is a continuous trading market that operates in substantially the same manner as The NASDAQ Global Market and listed companies must meet certain financial requirements and comply with NASDAQ’s corporate governance requirements. The Company’s common stock will continue to trade under the symbol “GTXI.”

As previously reported, on October 2, 2014, the Company received a letter from NASDAQ notifying the Company that for the previous 30 consecutive business days, the closing bid price for the Company’s common stock was below the minimum $1.00 per share requirement for continued listing on The NASDAQ Global Market, or the Bid Price Requirement. In accordance with NASDAQ listing rules, the Company was afforded 180 calendar days, or until March 31, 2015, to regain compliance with the Bid Price Requirement. In anticipation of not meeting the Bid Price Requirement by March 31, 2015, the Company transferred the listing of the Company’s common stock to The NASDAQ Capital Market, which transfer, as stated above, was effective at the opening of business on March 19, 2015. The Company will request, and the Company expects to be afforded on April 1, 2015, an additional 180 calendar day compliance period to regain compliance with the Bid Price Requirement (as applied to listing on The NASDAQ Capital Market); however, this is a forward-looking statement, and there can be no assurance that the Company will in fact be afforded an additional 180 calendar day compliance period, in part since NASDAQ retains discretion to not afford the Company an additional compliance period irrespective of the Company’s meeting the initial listing criteria for listing on The NASDAQ Capital Market, in which case, NASDAQ would provide written notification of the delisting of the Company’s common stock. If the Company is afforded an additional 180 calendar day compliance period on April 1, 2015, the Company will have until September 28, 2015 in order to regain compliance with the Bid Price Requirement. In this regard, the Company has provided written notice to NASDAQ of the Company’s intention to cure the Bid Price Requirement deficiency during this second 180 calendar day compliance period by effecting a reverse stock split, if necessary. If the Company is afforded an additional 180 day compliance period but the Company does not regain compliance by September 28, 2015, then NASDAQ would provide written notification of the delisting of the Company’s common stock. To regain compliance, the Company’s common stock must close at or above the $1.00 minimum bid price for at least 10 consecutive days or more at the discretion of NASDAQ.  If the Company’s stock becomes subject to delisting, either as a result of the Company not being afforded an additional 180 day compliance period or the Company’s failure to regain compliance by September 28, 2015, the Company may appeal the decision to a NASDAQ Listing Qualifications Panel. In the event of an appeal, the Company’s common stock would remain listed on the NASDAQ Capital Market pending a written decision by the Panel following a hearing. In the event that the NASDAQ Listing Qualifications Panel determines not to continue the Company’s listing and the Company’s common stock is delisted from The NASDAQ Capital Market, the Company’s common stock may trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GTx, Inc.

Date:	March 20, 2015	By:	/s/ Henry P. Doggrell
			Name:	Henry P. Doggrell
			Title:	Vice President, Chief Legal Officer
and Secretary